Exhibit 10

   April 11, 1997


   Ms. Theresa M. Stone
   Chubb Life Insurance Company of America
   One Granite Place
   Concord, New Hampshire 03301

   Dear Terry:

   Contingent upon the closing of the Chubb Life of America acquisition, I am pleased to offer you the opportunity to join Jefferson-Pilot to head our Communications Operations. This letter will constitute a three year agreement, the terms of which are outlined below. This is a very exciting time for all of us and a great opportunity for us as we move forward.

     1.   Starting Date:  Upon closing.

     2.   Title:  Executive Vice President - Jefferson-Pilot Corporation and
                  President - Jefferson-Pilot Communications.

     3.   Report/Duties:  You will report to me and be responsible for all of
                 Jefferson-Pilot's communications activities and operations.

     4.   Compensation:

           A. Base Salary: $350,000 per year subject to annual review or increases.

           B. Annual Bonus: You will participate in the Jefferson-Pilot Communications plan consistent with key employees with a range of:

                    16% for threshold/minimum performance
                    32% for target performance
                    48% for superior/maximum performance

           I have discretion provided by the Board Compensation Committee to increase the superior award by 50% based on individual performance.



           You will be guaranteed a minimum bonus of $100,000 for the year 1997 payable in 1998. In addition, you will participate in the Company's Long Term Incentive Plan.

           C. Stock Option: The following options will be awarded assuming continued performance at target levels and contingent upon approval by the Jefferson-Pilot Board Compensation Committee. Options are normally awarded in February of each year and vest over a three year period.

                    1998 (for calendar year 1997) - 20,000 shares
                    1999 - 20,000 shares

   This agreement is subject to final review and approval by the Jefferson-Pilot Corporation Compensation Committee. If you agree with the above-outlined terms and Conditions, please sign the original and return it to me at your earliest convenience.

   Terry, I am very pleased with your willingness and excitement to join this new organization, and bringing your skills to bear as we pursue the many challenges and opportunities ahead. Best regards.

   Sincerely,

   /s/ David Stonecipher

   David A. Stonecipher

   I hereby accept the terms outlined above.

    /s/ Theresa M. Stone                 April 30, 1997
   _____________________________     __________________________
    Theresa M. Stone                           (Date)